Exhibit 10.6

Neo-Concept Fashion (ZhongShan) Co., Ltd

Address:	Shunjing Industrial Zone, Banfu Town, Zhongshan City
Contact Number:	0760-86521000
Fax Number:	0760-86521010

Yarns Purchase and Sales Contract

Supplier:	Neo-Concept Fashion (ZhongShan) Co., Ltd	Contract No. :	MPY220401025
		Signing location:	Zhongshan
Buyer:	New Brand Cashmere Products Co., Ltd	Signing date:	2022.04.01
		Revision date:

It is hereby agreed by both the supply and demand parties that the following terms and conditions are established for the transaction of the listed goods:

1. Product name, Amount and Quantity:

Product Name	Color	Quantity (KGS)	Unit Price CIF (RMB / KG) (USD/KG)	Amount (RMB)	Mark
1/18NM 100%NYLON	Coal ash	39,220.00	98.40	3,859,248.00

Sum:		39,220.00		3,859,248.00

2. Delivery Location:	designated warehouse

3. Delivery Time:	Before 31/05/2022

4. Mode of Transportation:	By Truck

5. Payment Terms:	T/T

6. Yarn Requirements:	Requirements as specified in the order

7. Color Requirements:	Main light: TL84; Sub-light: D65

8. Yarn Grade:	Top-grade yarn

9. Testing Requirements:	According to SPAM’s testing standards, please use environmentally friendly dyes that do not contain any carcinogenic substances. The yarn count should be within 3% of the required count.

10. Packaging Method:	Single-color packaging, and clearly indicating the color and batch number.

11. Testing Fees:	The cost of testing for non-compliance shall be borne by the seller.

12. Quantity of Goods to be Delivered:	The supplier must deliver the goods in the quantity ordered by the buyer. The buyer can accept a delivery of up to 3% more than the ordered quantity. Any quantity exceeding 3% will be refused by the buyer, and payment will not be made for the excess. If the supplier delivers a quantity less than the ordered quantity, the supplier must make up the quantity according to the buyer’s requested time.

13. Quality Requirements:

a) The buyer reserves the right to raise quality issues and make claims against the supplier within 90 days from the receipt of the yarn.

b) After receiving the goods, the buyer shall inspect the yarn. If it does not meet the buyer’s requirements, the supplier must accept the return of the goods, and bear the relevant return costs. The supplier must re-spin the yarn and deliver it according to the buyer’s requested time.

c) If the buyer discovers any quality issues with the yarn before or after garment production, the buyer shall notify the supplier in writing. The supplier must send personnel or commission others to handle and verify the issue.

d) If the buyer discovers any quality issues with the yarn before or after garment production, the buyer shall notify the supplier in writing. The supplier must send personnel or commission others to handle and verify the issue.

14. Delivery Delay:

a) The supplier shall compensate the buyer for any expenses incurred due to the delivery delay (including replenishment) of 5 days or more beyond the agreed delivery date.

b) If the supplier fails to deliver (including replenishment) on time and delays for 15 days or more, the purchaser has the right to refuse delivery or cancel the contract, and the supplier must refund the payment made by the purchaser for this contract.

c) Due to the delay in delivery of the yarn, resulting in customer cancellation of orders and compensation, the hidden costs shall be borne by the supplier.

15. Other Agreements:

This contract shall come into effect upon the signature or stamp of both parties, and faxed copies shall be valid and have legal effect. All annexes and supplementary agreements to this contract shall have the same legal effect as this contract.

16. Ways To Resolve Contract Disputes:

If there is a dispute in the contract, both parties shall first negotiate to resolve it. If they fail to reach an agreement, it shall be submitted to the court of the place where the demander is located for arbitration.

Suppler:	Neo-Concept Fashion (ZhongShan) Co., Ltd	Buyer:	New Brand Cashmere Products Co., Ltd